Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Constellation Brands, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Constellation Brands, Inc. of our report dated May 1, 2006, except for Note 21, which is as of August 8, 2006, with respect to the consolidated balance sheets of Constellation Brands, Inc. and subsidiaries as of February 28, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended February 28, 2006, which report appears in the Form 8-K of Constellation Brands, Inc. dated August 8, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of February 28, 2006, and the effectiveness of internal control over financial reporting as of February 28, 2006, which report appears in the February 28, 2006 annual report on Form 10-K of Constellation Brands, Inc., dated May 1, 2006. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KPMG LLP

Rochester, New York

August 8, 2006